Exhibit 4.1

CERTIFICATE OF INCREASE

OF

SERIES G PREFERRED STOCK

OF

LIGHTING SCIENCE GROUP CORPORATION

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Lighting Science Group Corporation, a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”) DOES HEREBY CERTIFY:

That pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation, the Board has adopted the following resolutions increasing the number of authorized shares of Series G Preferred Stock of the Corporation:

RESOLVED, that pursuant to the Certificate of Designation of Series G Preferred Stock of the Corporation (the “Certificate of Designation”), filed with the Secretary of State of the State of Delaware on December 1, 2011 pursuant to Section 151 of the Delaware General Corporation Law, the Corporation was authorized to issue 40,000 shares of Series G Preferred Stock, as a series of the Corporation’s authorized Preferred Stock, par value $0.001 per share; and, be it further

RESOLVED, that pursuant to the authority expressly granted and vested in the Board in accordance with the provisions of the Certificate of Incorporation of the Corporation and the consent of the holders of a majority of the outstanding shares of Series G Preferred Stock, as required by the Certificate of Designation, the number of shares of the series of Preferred Stock of the Corporation designated as Series G Preferred Stock be, and hereby is, increased from 40,000 shares to 80,000 shares; and, be it further

RESOLVED, that each of the Chief Executive Officer, the Chief Financial Officer and the Secretary of the Corporation be and hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a Certificate (the “Certificate of Increase”) with the Secretary of State of the State of Delaware increasing the number of shares constituting the Series G Preferred Stock from 40,000 shares to 80,000 shares and to take any and all other actions deemed necessary or appropriate to effectuate this resolution; and, be it further

RESOLVED, that any officer of the Corporation be, and each hereby is, authorized and directed in the name and on behalf of the Corporation to prepare, file and deliver any and all notices or other filings that may be required by applicable law as determined by such officer(s), the Certificate of Designation or the Certificate of Increase.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be duly executed on its behalf by its undersigned Chief Financial Officer as of February 24, 2012.

By:	Gregory T. Kaiser
Name: Title:	Gregory T. Kaiser Chief Financial Officer